Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 99 to Registration Statement No. 002-52322 on Form N-1A of our report dated June 12, 2007, relating to the financial statement and financial highlights of Fidelity Commonwealth Trust, including Spartan 500 Index Fund, appearing in the Annual Report on Form N-CSR of Fidelity Commonwealth Trust for the year ended April 30, 2007 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Boston, Massachusetts
June 26, 2007